UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

CASI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9620 Medical Center Drive, Suite 300

Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities

On October 3, 2016, CASI Pharmaceuticals, Inc. (the “Company”) consummated the final of a series of closings (the “Final Closing”) of a financing commitment previously announced on September 21, 2015. In connection with the Final Closing, under the terms of the September 20, 2015 purchase agreement, the Company issued 6,480,655 shares of common stock, priced at $1.190 per share, and 1,296,129 warrants, with a purchase price of $0.025 per warrant, for gross proceeds of $7,874,000.07. Due to the regulatory approval process in China and to facilitate a more prompt receipt of funds, the Company allowed a portion of the funds to be delivered in RMB to CASI (Beijing) Pharmaceuticals, Inc., the Company’s wholly-owned subsidiary organized under the laws of the PRC.

As previously disclosed, on September 20, 2015, the Company entered into stock purchase agreements with certain accredited investors (the “Investors”), pursuant to which, the Company agreed to sell to the Investors in a private placement an aggregate of 20,658,434 shares of the Company’s common stock, at $1.190 per share, and a total of 4,131,686 warrants, representing a 20% warrant coverage, with a purchase price of $0.025 per whole warrant share, for aggregate gross proceeds to the Company of approximately $25.1 million. The warrants will become exercisable three months after issuance at $1.69 per share exercise price, and will expire three years from the date the warrants become exercisable. The closing was subject to certain regulatory and customary closing conditions. In January 2016, the Company completed the first closing and received approximately $10.3 million. In June 2016, the Company completed the second closing and received approximately $6.0 million. In July 2016, the Company completed the third closing and received $1.0 million. All closings, including the Final Closing reported herein, were priced at $1.190 per share of common stock and $0.025 per warrant share as set forth in the previously announced stock purchase agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASI PHARMACEUTICALS, INC.

/s/ Cynthia W. Hu
Cynthia W. Hu COO, General Counsel & Secretary

Date: October 5, 2016